Exhibit 10.09

DATED JANUARY 7, 2013

CONSULTANCY AGREEMENT

between

MIDASPLAYER AB

and

JoshSthlm AB

THIS AGREEMENT is dated 2013-01-07

PARTIES

(1)	Midasplayer.com AB, 556653-2064, a company with limited liability, incorporated under the laws of Sweden, having its registered office in Stockholm (Company).

(2)	Joshsthlm AB, 556655-2948, a company with limited liability, incorporated under the laws of Sweden, having its registered office in Gävlegatan 12B, 113 30 Stockholm. (Consultant).

Jointly referred to as the “Parties”.

Whereas:

The Parties wish to enter into a consultancy agreement and wish to lay down the terms and conditions of their appointment in this consultancy agreement;

Have agreed as follows:

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement (unless the context requires otherwise).

Business Opportunities: any opportunities which the Consultant becomes aware of during the Engagement which relate to the business of any Group Company reasonably considers might be of benefit to any Group Company.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: 2013-01-07

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts.

Consultant’s Appointed Agent: the representative appointed by the Consultant to work directly with the Company in provision of the Services.

Engagement: the engagement of the Consultant by the Company on the terms of this agreement.

Group Company: the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation made by the Consultant in the provision of the Services, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Engagement other than as expressly set out in this agreement or any documents referred to in it.

Services: the services to be provided by the Consultant in a consultancy capacity for the Company or any Group Company by the Consultant’s Appointed Agent as set out in clause 3 and as more particularly described in the Schedule.

Subsidiary: in relation to a company (a holding company) means a subsidiary and any other company which is a subsidiary of a company which is itself a subsidiary of such holding company.

Termination Date: the date of termination of this agreement howsoever arising.

Works: all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software, and all other materials in whatever form, including but not limited to hard copy and electronic form, prepared by the Consultant’s Appointed Agent in the provision of the Services.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The schedules to this agreement form part of (and are incorporated into) this agreement.

2.	TERM OF ENGAGEMENT

2.1	This framework agreement / call-off agreement is valid from 2013-01-07. The Company shall engage the Consultant and the Consultant’s Appointed Agents shall provide the Services as agreed per project.

2.2	The Consultant confirms and undertakes that the Consultant’s Appointed Agent shall be Simon Färninger. In the event that Simon Färninger cannot perform as the Consultant’s Appointed Agent the Consultant shall inform the Company of this in writing and the Company shall have the right to terminate the Agreement with immediate effect, acknowledging the requirement to pay any outstanding Fee and Expenses up to the date of notice.

2.3	The Engagement shall commence on the Commencement Date and shall continue throughout the term unless and until terminated:

(a)	as provided by the terms of each Call-off agreement; or

(b)	by either party giving to the other not less than 30 days’ prior notice.

3.	DUTIES

3.1	During the Engagement the Consultant shall:

(a)	ensure that the Consultant’s Appointed Agent shall provide the Services with all due care, skill and ability and use his/her best endeavours to promote the interests of any Group Company; and

(b)	unless prevented by ill health or accident, use all reasonable endeavours to ensure that the Services are provided by the Consultant’s Appointed Agent for at least 3 days per week throughout the Term unless otherwise agreed in writing between the parties.

3.2	If the Consultant’s Appointed Agent is unable to provide the Services due to illness or injury the Consultant shall advise the Company of that fact as soon as reasonably practicable and shall provide such evidence of his/her illness or injury as the Company may reasonably require. For the avoidance of doubt, no fee shall be payable in accordance with clause 4 in respect of any period during which the Services are not provided.

3.3	The Consultant shall use reasonable endeavours to ensure that the Consultant’s Appointed Agent is available at all times on reasonable notice to provide such assistance or information as the Company may require.

3.4	Unless it has been specifically authorised to do so by the Company in writing, neither the Consultant nor the Consultant’s Appointed Agent shall:

(a)	have any authority to incur any expenditure in the name of or for the account of the Company; or

(b)	hold themselves out as having authority to bind the Company.

3.5	The Consultant shall ensure that the Consultant’s Appointed Agent complies with all reasonable standards of safety and comply with the Company’s health and safety procedures from time to time in force at the premises where the Services are provided and report to the Company any unsafe working conditions or practices.

3.6	The Consultant undertakes to the Company that during the Engagement it shall take all reasonable steps to offer (or cause to be offered) to the Company any Business Opportunities as soon as practicable after the same shall have come to its knowledge and in any event before the same shall have been offered by the Consultant (or caused by the Consultant to be offered) to any other party.

3.7	The Consultant may use another person, firm or company to perform any administrative, clerical or secretarial functions which are reasonably incidental to the provision of the Services provided that the Company will not be liable to bear the cost of such functions.

4.	FEES

4.1	The Company shall pay the Consultant a consultancy fee of :

Back End developer:	800 SEK per hour or as agreed
Front End developer:	800 SEK per hour or as agreed
Interaction design:	800 SEK per hour or as agreed
Project Management:	800 SEK per hour or as agreed

On the last working day of each month during the Engagement the Consultant shall submit to the Company an invoice which gives details of the hours the Consultant’s Appointed Agents have worked during the month, the Services provided and the amount of the fee payable for the Services during that month.

4.2	In consideration of the provision of the Services during the Engagement, the Company shall pay each invoice submitted by the Consultant in accordance with clause 4.1 within thirty (30) days of receipt.

4.3	On Friday at the end of each week during the Engagement, unless otherwise agreed, the Consultant shall submit to the Company a timesheet setting out the hours worked by the Consultant’s Appointed Agent during the preceding week for review and approval by the relevant Project Manager on behalf of the Company.

4.4	The Company shall be entitled to deduct from the fees (and any other sums) due to the Consultant any sums that the Consultant may owe to the Company or any Group Company at any time.

5.	EXPENSES

5.1	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses properly and necessarily incurred by the Consultant in the course of the Engagement, subject to production of receipts or other appropriate evidence of payment. All travel between shall be agreed in advance in writing (email sufficing) between the parties. All air travel shall be non-flexible economy flights unless first otherwise agreed in writing between the parties.

5.2	If the Consultant is required to travel abroad in connection with the provision of the Services it shall be responsible for any necessary insurances, inoculations and immigration requirements and shall first agree such travel with the Company in writing.

6.	EXCLUSIVITY AND OTHER ACTIVITIES

6.1	Nothing in this agreement shall prevent the Consultant from being engaged, concerned or having any financial interest in any capacity in any other business, trade, profession or occupation during the Engagement provided that:

(a)	such activity does not cause a breach of any of the Consultant’s obligations under this agreement; and

(b)	the Consultant shall not engage in any such activity if it relates to any of the organisations set out below without the prior written consent of the Company during the term of this agreement and for a period of six (6) months following the termination of this agreement:

(i)	WorldWinner

(ii)	GameDuell;

(iii)	PopCap;

(iv)	Zynga;

(v)	Wooga;

(vi)	SuperCell;

(vii)	SocialPoint; and

(viii)	Rovio

7.	CONFIDENTIAL INFORMATION

7.1	The Consultant acknowledges that in the course of the Engagement it will have access to Confidential Information. The Consultant has therefore agreed to accept the restrictions in this clause 7.

7.2	The Consultant shall not (except in the proper course of its duties) either during the Engagement or at any time after the Termination Date, use or disclose to any person, firm or company (and shall use its best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

(a)	any use or disclosure authorised by the Company or required by law; or

(b)	any information which is already in, or comes into, the public domain otherwise than through the Consultant’s unauthorised disclosure.

7.3	Upon termination of this agreement, the Consultant shall destroy all Confidential Information provided by or on behalf of the Company throughout the term of this agreement in any form whatsoever, including but not limited to all and any Powerpoint presentations that the Consultant may have created for the Company as part of the provision of the Services.

8.	DATA PROTECTION

8.1	The Consultant consents to any Group Company holding and processing data relating to it and the Consultant’s Appointed Agent for legal, personnel, administrative and management purposes and in particular to the processing of any “sensitive personal data” relating to the Consultant including, as appropriate:

(a)	information about the Consultant’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Consultant’s fitness for work;

(b)	the Consultant’s racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which the Consultant has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

8.2	The Consultant consents to the Company making such information available to any Group Company, those who provide products or services to the Company and any Group Company (such as advisers), regulatory authorities, governmental or quasi governmental organisations and potential purchasers of the Company or any part of its business.

8.3	The Consultant consents to the transfer of such information to the Company’s and any Group Company’s business contacts outside the European Economic Area in order to further their business interests.

9.	INTELLECTUAL PROPERTY

9.1	The Consultant hereby assigns to the Company all existing and future Intellectual Property Rights in the Works and the Inventions and all materials embodying such rights to the fullest extent permitted by law. Insofar as they do not so vest automatically by operation of law or under this agreement, the Consultant holds legal title in such rights and inventions on trust for the Company.

9.2	The Consultant undertakes:

(a)	to notify to the Company in writing full details of any Works and Inventions promptly on their creation;

(b)	to keep confidential details of all Inventions;

(c)	whenever requested to do so by the Company and in any event on the termination of the Engagement, promptly to deliver to the Company all correspondence, documents, papers and records on all media (and all copies or abstracts of them), recording or relating to any part of the Works and the process of their creation which are in its possession, custody or power;

(d)	not to register nor attempt to register any of the Intellectual Property Rights in the Works, nor any of the Inventions, unless requested to do so by the Company; and

(e)	to do all acts necessary to confirm that absolute title in all Intellectual Property Rights in the Works and the Inventions has passed, or will pass, to the Company.

9.3	The Consultant warrants to the Company that:

(a)	it has not given and will not give permission to any third party to use any of the Works or the Inventions, nor any of the Intellectual Property Rights in the Works;

(b)	it is unaware of any use by any third party of any of the Works or Intellectual Property Rights in the Works; and

(c)	the use of the Works or the Intellectual Property Rights in the Works by the Company will not infringe the rights of any third party.

9.4	The Consultant waives any moral rights in the Works to which it is now or may at any future time be entitled under any applicable copyright, designs or patent laws or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such Works or other materials, infringes the Consultant’s moral rights.

9.5	The Consultant acknowledges that no further remuneration or compensation other than that provided for in this agreement is or may become due to the Consultant in respect of the performance of its obligations under this clause 9.

9.6	The Consultant undertakes, at the expense of the Company, at any time either during or after the Engagement, to execute all documents, make all applications, give all assistance and do all acts and things as may, in the opinion of the Company, be necessary or desirable to vest the Intellectual Property Rights in, and to register them in, the name of the Company and to defend the Company against claims that works embodying Intellectual Property Rights or Inventions infringe third party rights, and otherwise to protect and maintain the Intellectual Property Rights in the Works and the Inventions.

9.7	The Consultant hereby irrevocably appoints the Company to be its attorney to execute and do any such instrument or thing and generally to use its name for the purpose of giving the Company or its nominee the benefit of this clause 9.

10.	TERMINATION

10.1	Notwithstanding the provisions of clause 2.2, the Company may terminate the Engagement with immediate effect with no liability to make any further payment to the Consultant (other than in respect of amounts accrued prior to the Termination Date) if at any time the Consultant:

(a)	is guilty of any gross misconduct affecting the business any Group Company; or

(b)	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company; or

(c)	is convicted of any criminal offence (other than an offence under any road traffic legislation in Sweden or elsewhere for which a fine or non-custodial penalty is imposed); or

(d)	is in the reasonable opinion of the Company negligent and incompetent in the performance of the Services; or

(e)	is declared bankrupt or makes any arrangement with or for the benefit of his/her creditors or has a county court administration order made against him/her; or

(f)	is incapacitated (including by reason of illness or accident) from providing the Services for an aggregate period of 30 working days in any 52 week consecutive period; or

(g)	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Consultant or any Group Company into disrepute or is materially adverse to the interests of any Group Company.

10.2	The rights of the Company under clause 10.1 are without prejudice to any other rights that it might have at law to terminate the Engagement or to accept any breach of this agreement on the part of the Consultant as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

11.	OBLIGATIONS UPON TERMINATION

On the Termination Date the Consultant shall:

(a)	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or their business contacts, any keys, and any other property of any Group Company, which is in its possession or under its control;

(b)	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in its possession or under its control outside the premises of the Company; and

(c)	provide a signed statement that it has complied fully with its obligations under this clause 11.

12.	STATUS

12.1	The relationship of the Consultant to the Company will be that of independent contractor and nothing in this agreement shall render the Consultant or the Consultant’s Appointed Agent an employee, worker, agent or partner of the Company and the Consultant shall ensure that neither it nor the Consultant’s Appointed Agent shall hold itself/himself/herself out as such.

12.2	This agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant shall be fully responsible for and shall indemnify the Company or any Group Company for and in respect of:

(a)	any income tax, National Insurance and Social Security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law. The Consultant shall further indemnify the Company against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Company in connection with or in consequence of any such liability, deduction, contribution, assessment or claim;

(b)	any liability for any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by the Consultant against the Company arising out of or in connection with the provision of the Services, except where such claim is as a result of any act or omission of the Company.

12.3	The Company may at its option satisfy such indemnity (in whole or in part) by way of deduction from any payments due to the Consultant.

13.	NOTICES

13.1	Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in the case of the Consultant) its registered office for the time being or its last known address, or by sending it by fax to the fax number notified by the relevant party to the other party. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

(c)	in the case of fax, at the time of transmission.

13.2	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post or that the notice was transmitted by fax to the fax number of the relevant party).

14.	ENTIRE AGREEMENT

Each party on behalf of itself and (in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the Company acting on behalf of itself and as agent for each Group Company) that:

(a)	this agreement together with any documents referred to in it constitute the entire agreement and understanding between the Consultant and any Group Company and supersedes any previous agreement between them relating to the Engagement (which shall be deemed to have been terminated by mutual consent);

(b)	in entering into this agreement neither party nor any Group Company has relied on any Pre-Contractual Statement; and

(c)	the only remedy available to either party for breach of this agreement shall be for breach of contract under the terms of this agreement and it shall have no right of action against any other party in respect of any Pre-Contractual Statement. Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

15.	GENERAL

15.1	This agreement shall be governed by and construed in accordance with Swedish law and the Parties shall submit to the exclusive jurisdiction of the Swedish Courts.

15.2	Any amendments or additions to this agreement shall be agreed by the Parties in writing, signed by the Parties.

15.3	Should any provision of this agreement be or become invalid, the validity of the other provision(s) shall not be affected thereby.

15.4	The Consultant shall inform the Company of any change of address.

15.5	This agreement has been signed in duplicate.

Schedule of Services

The consultant shall perform the following services :

Back End development

Front End development

Project Management

Interaction design

This is a framework agreement / call-off agreement meaning that the agent fees apply to all projects that the company starts and that the consultant accepts to participate in during the term of the agreement. The scope of engagement and services required is determined at the start of each individual project.

Ordering service is done by email in which the term, scope, fees and services required for the project are agreed.

Place and date: Stockholm 2013-01-07 MIDASPLAYER AB	Place and date: Stockholm 2013-01-07 Joshsthlm AB

/s/ Lars Markgren	/s/ Andreas Ströberg
Lars Markgren	Andreas Ströberg